Exhibit 21

List of Significant Subsidiaries of Hudson Highland Group, Inc.

Hudson Highland Group, Inc.’s significant subsidiaries as of December 31, 2008, are listed below. All other subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Subsidiary	State or jurisdiction of incorporation	Percentage owned
Hudson Global Resources Holdings, Inc.	Delaware	100%
Hudson Global Resources Management, Inc.	Pennsylvania	100%
People.com Technology Partners, Inc.	Delaware	100%
Hudson Highland Group Holdings International, Inc.	Delaware	100%
Cornell Technical Services, Inc.	Virginia	100%
People.com Consultants, Inc.	California	100%
Hudson Global Resources America, Inc.	Florida	100%
James Botrie & Associate	Canada	100%
Hudson Global Resources Limited	United Kingdom	100%
Hudson Trade & Industrial Services Pty Ltd.	Australia	100%
Hudson Global Resources (NZ) Ltd	New Zealand	100%
Hudson Global Resources S.A.S.	France	100%
Hudson Global Resources S.L.	Spain	100%
Hudson Italy S.P.A.	Italy	100%
Hudson Global Resources Madrid S.L.	Spain	100%
HH Global Resources A.B.	Sweden	100%
Hudson Global Resources (Singapore) Pte Limited	Singapore	100%
Hudson Global Resources Hong Kong Limited	Hong Kong	100%
Hudson Human Capital Solutions (Shanghai) Ltd.	China	100%
Hudson Global Resources LLC	Ukraine	100%
Hudson Global Resources Kft	Hungary	100%
Hudson Global Resources s.r.o	Czech Republic	100%
Hudson Global Resources Sp.Zo.O	Poland	100%
Hudson Global Resources s.r.o.	Slovakia	100%
Balance Ervaring op Projectbasis B.V.	Netherlands	100%
Hudson Belgium SA NV	Belgium	100%
Hudson Luxembourg S.A.	Luxembourg	100%
Hudson Europe BV	Netherlands	100%